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                                                                      Exhibit 5

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.                               Page 8 of 11



                                NANCY C. ARNOLD
                             1615 MOUNT LARSON ROAD
                              AUSTIN, TEXAS 78746

July 30, 2001


Arrhythmia Research Technology, Inc.
1101 Capital of Texas Highway South
Building G, Suite 200
Austin, Texas 78746


Gentlemen:

     I am acting as counsel to Arrhythmia Research Technology, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-8 (the "Registration Statement") of 181,091 shares of Common Stock, par value $.01 per share (the "Shares"), of the Company issuable under the Arrhythmia Research Technology, Inc. 1987 Incentive Stock Option Plan, the 1994 Stock Option Plan for Directors and the Micron Products Inc. Employee Stock Ownership Plan (the "Plans").

     I have examined the Registration Statement, the Plans and the form of prospectus related to the Plan. I have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, I have relied upon certificates of public officials and of officers and representatives of the Company.

     In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that when appropriate action has been taken by the Board of Directors or an appropriate committee of the Board of Directors of the Company and when such Shares have been issued and sold and the purchase price paid therefor, any newly issued Shares to be acquired by participants in the Plans will be validly issued, fully paid and non-assessable.

     I am a member of the Bar of the State of Texas and I do not express any opinion herein concerning any law other than the law of the State of Texas, the federal law of the United States, and the Delaware General Corporation Law.
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ARRHYTHMIA RESEARCH TECHNOLOGY, INC.                              Page 9 of 11


Arrhythmia Research Technology, Inc.
July 27, 2001
Page 2



This opinion is rendered to you in connection with the above-described transaction. This opinion may not be relied upon by you for any purpose, or relied upon by or furnished to, any other person, firm or corporation without my prior written consent.

          I hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.



                                   Very truly yours,

                                   /s/  Nancy C. Arnold

                                        NANCY C. ARNOLD